Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. REPORTS THIRD QUARTER SALES AND EARNINGS

SUFFERN, NY - MAY 28, 2008 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for the fiscal third quarter ended April 26, 2008.

Fiscal Third Quarter Results

Net sales for the third quarter of fiscal year 2008 were $352.6 million, an increase of 1% over $347.9 million for the same quarter a year ago. Sales growth for new stores was partially offset by a comparable store sales decline of 3%.

Net sales for dressbarn stores decreased 5%, including a 6% decline in comparable store sales, to $216.8 million; compared to $228.6 million in the year ago quarter ended April 28, 2007. Net sales for maurices stores increased 14%, including a comparable store sales increase of 4%, to $135.8 million, compared to $119.3 million during the year ago quarter.

Net earnings for the fiscal third quarter ended April 26, 2008 increased to $24.9 million, or $0.39 per diluted share. This compares to $23.1 million, or $0.33 per diluted share in the year ago period. This year’s quarterly earnings per diluted share were favorably impacted by approximately $0.05 primarily due to a decrease in the number of diluted shares from the share conversion feature of the Company’s 2.50% Convertible Senior Notes due 2024, and the repurchase of approximately 2.6 million shares in the open market during calendar year 2007. In addition, earnings were also favorably impacted by a reduction to the effective tax rate for certain one-time items.

Fiscal Nine Months Results

Total net sales for the first nine months of fiscal year 2008 were $1.062 billion, an increase of 1% over $1.047 billion for the fiscal nine-month period a year ago. Comparable store sales decreased 3%.

Net sales for dressbarn stores decreased 5% to $649.0 million, compared to $683.8 million in the year ago period. dressbarn comparable store sales decreased 7%. Net sales for maurices increased 14% to $412.9 million, compared to $362.9 million during the year ago period. maurices comparable store sales increased 4%.

Net earnings for the first nine months of fiscal year 2008 decreased to $52.0 million from $67.6 million for the same period of the prior year. Earnings per diluted share for the nine month period were $0.81 versus $0.97 per share in the same period of fiscal 2007.

Commentary

David R. Jaffe, President and Chief Executive Officer stated, “We were pleased to have navigated a difficult retail environment during the third quarter. While the sales results from our dressbarn stores reflect the continued slowdown in consumer spending, we controlled our inventory and saw strong merchandise margins. In addition, we were able to carefully control our expenses, which underlines the flexibility of our operations. Perhaps most importantly, maurices continued to outperform our expectations and experienced significant operating income growth during the quarter.”

Exhibit 99.1

“While the quarter exceeded our earnings expectations, we remain concerned about a potential further deterioration of the tough retail environment and currently expect an increase in the promotional competitive landscape. We will continue to manage our business conservatively and prudently during these uncertain times. We believe our strong balance sheet gives us the financial flexibility for growth and success when the economy improves.”

Fiscal July 2008 Reaffirms Guidance
The Company reaffirms its previously announced guidance for fiscal 2008 with earnings per diluted share in the range of $1.05 to $1.10. This estimate is based upon various assumptions, including a mid-single digit decrease in comparable store sales for the remainder of the year.

Conference Call Information

The Company will conduct a conference call today, May 28, 2008 at 4:30 PM Eastern Time to review its third quarter financial results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 614-2713 five minutes prior to the start time, the passcode is 32858509. The call will also be simultaneously broadcast at www.dressbarn.com. A recording of the call will be available shortly after its conclusion and until June 27, 2008 by dialing (617) 801-6888, the passcode is 61248234.

ABOUT DRESS BARN, INC.
Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of April 26, 2008, the Company operated 835 dressbarn stores in 46 states and 646 maurices stores in 43 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements
Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 28, 2007 and Form 10-Q for the quarter ended January 26, 2008.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600

Exhibit 99.1

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts
	Thirteen Weeks Ended
	April 26,		April 28,
	2008		2007

Net sales	$352,570	100.0%	$347,923	100.0%
Cost of sales, including
occupancy and buying costs	206,571	58.6%	205,378	59.0%
Gross profit	145,999	41.4%	142,545	41.0%
Selling, general and
administrative expenses	97,370	27.6%	95,797	27.5%
Depreciation and amortization	12,384	3.5%	11,009	3.2%
Operating income	36,245	10.3%	35,739	10.3%

Interest income	2,269	0.6%	1,482	0.4%
Interest expense	(1,216)	-0.3%	(1,282)	-0.4%
Other income	351	0.1%	388	0.1%
Earnings before income taxes	37,649	10.7%	36,327	10.4%
Income taxes	12,712	3.6%	13,216	3.8%
Net earnings	$24,937	7.1%	$23,111	6.6%

Earnings per share:
Basic	$0.41		$0.37
Diluted	$0.39		$0.33

Weighted average shares outstanding:
Basic	60,095		62,188
Diluted	63,171		69,574

Exhibit 99.1

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Thirty-Nine Weeks Ended
	April 26,		April 28,
	2008		2007

Net sales	$1,061,862	100.0%	$1,046,705	100.0%
Cost of sales, including
occupancy and buying costs	654,618	61.6%	626,182	59.8%
Gross profit	407,244	38.4%	420,523	40.2%
Selling, general and
administrative expenses	295,570	27.8%	283,522	27.1%
Depreciation and amortization	35,726	3.4%	33,856	3.2%
Operating income	75,948	7.2%	103,145	9.9%

Interest income	5,991	0.6%	4,414	0.4%
Interest expense	(3,633)	-0.3%	(3,731)	-0.4%
Other income	1,183	0.1%	1,011	0.1%
Earnings before income taxes	79,489	7.5%	104,839	10.0%
Income taxes	27,515	2.6%	37,286	3.6%
Net earnings	$51,974	4.9%	$67,553	6.5%

Earnings per share:
Basic	$0.87		$1.09
Diluted	$0.81		$0.97

Weighted average shares outstanding:
Basic	60,081		61,906
Diluted	64,265		69,852

Exhibit 99.1

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
Amounts in thousands

	April 26,	April 28,
ASSETS	2008	2007
Current Assets:		(As restated)*
Cash and cash equivalents	$123,264	$63,603
Marketable security investments	74,987	152,813
Merchandise inventories	175,139	168,819
Deferred income tax asset	-	2,797
Prepaid expenses and other	25,385	15,508
Total Current Assets	398,775	403,540

Property and Equipment	514,613	492,807
Less accumulated depreciation and amortization	250,626	238,455
Property and equipment, net	263,987	254,352

Deferred Income Tax Asset	4,447	-
Intangible Assets, net	108,056	109,399
Goodwill	130,656	130,656
Marketable Security Investments	58,041	-
Other Assets	22,923	21,072
TOTAL ASSETS	$986,885	$919,019

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable - trade	$111,415	$108,233
Accrued salaries, wages and related expenses	27,690	28,628
Other accrued expenses	50,339	47,239
Customer credits	16,840	20,070
Deferred income tax liability	338	-
Current portion of long-term debt	116,261	116,195
Total Current Liabilities	322,883	320,365

Long-Term Debt	27,588	28,849
Deferred Rent and Lease Incentives	58,917	50,480
Other Long Term Liabilities	46,210	25,668
Deferred Income Tax Liability	-	3,208
Total Liabilities	455,598	428,570
Shareholders' Equity	531,287	490,449
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$986,885	$919,019

*Restated to reclassify convertible senior notes and deferred compensation between long-term liabilities and current liabilities.